Exhibit 22

Registered Senior Notes Issued Under	Issuer	Guarantors
Indenture dated August 19, 2009	Discovery Communications, LLC	Warner Bros. Discovery, Inc., Scripps Networks Interactive, Inc., WarnerMedia Holdings, Inc. (fka Magallanes, Inc.)